Filed pursuant to Rule 424(b)(5)
File No. 333-185095

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
0.70% Senior Notes due 2015	$500,000,000	$68,200
1.25% Senior Notes due 2018	$1,000,000,000	$136,400
2.50% Senior Notes due 2023	$1,000,000,000	$136,400
3.90% Senior Notes due 2043	$500,000,000	$68,200

(1)	The registration fee of $409,200 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”). The registrant deferred payment of the registration fee when it filed its registration statement on Form S-3 with the Securities and Exchange Commission on November 21, 2012 (Registration Statement No. 333-185095) pursuant to Rules 456(b) and 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 21, 2012)

$3,000,000,000

$500,000,000 0.70% Senior Notes Due 2015

$1,000,000,000 1.25% Senior Notes Due 2018

$1,000,000,000 2.50% Senior Notes Due 2023

$500,000,000 3.90% Senior Notes Due 2043

We are offering $500.0 million of 0.70% Senior Notes due 2015 (the “2015 Notes”); $1.0 billion of 1.25% Senior Notes due 2018 (the “2018 Notes”); $1.0 billion of 2.50% Senior Notes due 2023 (the “2023 Notes”); and $500.0 million of 3.90% Senior Notes due 2043 (the “2043 Notes” and, together with the 2015 Notes, the 2018 Notes and the 2023 Notes, the “Notes”). We will pay interest on the 2015 Notes on June 20 and December 20 of each year, beginning June 20, 2013. We will pay interest on the 2018 Notes, the 2023 Notes and the 2043 Notes on January 15 and July 15 of each year, beginning July 15, 2013. The 2015 Notes will mature on December 20, 2015, the 2018 Notes will mature on January 15, 2018, the 2023 Notes will mature on January 15, 2023 and the 2043 Notes will mature on January 15, 2043. We may redeem the Notes, in whole or in part from time to time, at our option at the applicable redemption prices described herein. In addition, we must redeem all, but not less than all, of the 2018 Notes, the 2023 Notes and the 2043 Notes in accordance with the terms and conditions set forth under “Description of the Notes—Special Acquisition Redemption” if we do not complete the acquisition of Titanium Metals Corporation described under “Summary—Recent Developments.” If a change in control triggering event as described herein occurs, unless we have exercised our option to redeem the Notes, we will be required to offer to repurchase the Notes at the price described in this prospectus supplement. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes are unsecured and will rank equally with all of our other senior, unguaranteed and unsubordinated debt from time to time outstanding.

Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes on any securities exchange or include them in any automated quotation system.

Investing in the Notes involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-9 of this prospectus supplement and page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2015 Note	Total	Per 2018 Note	Total	Per 2023 Note	Total	Per 2043 Note	Total
Public Offering Price(1)	99.970%	$499,850,000	99.848%	$998,480,000	99.425%	$994,250,000	99.383%	$496,915,000
Underwriting Discounts	0.450%	$2,250,000	0.600%	$6,000,000	0.650%	$6,500,000	0.875%	$4,375,000
Proceeds, before expenses, to PCC(1)	99.520%	$497,600,000	99.248%	$992,480,000	98.775%	$987,750,000	98.508%	$492,540,000

(1)	Plus accrued interest from December 20, 2012, if settlement occurs after that date.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about December 20, 2012, against payment in immediately available funds.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Wells Fargo Securities
Mizuho Securities		US Bancorp

Senior Co-Managers

Mitsubishi UFJ Securities	PNC Capital Markets LLC	J.P. Morgan

Co-Managers

Barclays	BNY Mellon Capital Markets, LLC	Scotiabank

The date of this prospectus supplement is December 17, 2012.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of this offering or the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference” in the accompanying prospectus.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of such document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or any sale of the Notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “we,” “our,” “us,” “PCC,” “the Registrant” or “the Company” refer to Precision Castparts Corp. and its subsidiaries unless the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements discuss potential risks and uncertainties and, therefore, actual results may differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements may include, without limitation, statements relating to the following:

•	fluctuations in the aerospace, power generation, and general industrial cycles;

•	the relative success of our entry into new markets;

•	competitive pricing;

•	the financial viability of our significant customers;

•	the concentration of a substantial portion of our business with a relatively small number of key customers;

•	the impact on the Company of customer or supplier labor disputes;

•	demand, timing and market acceptance of new commercial and military programs, including the Boeing 787;

•	the availability and cost of energy, raw materials, supplies, and insurance;

•	the cost of pension and postretirement medical benefits;

•	equipment failures;

•	product liability claims;

•	relations with our employees;

•	our ability to manage our operating costs and to integrate acquired businesses in an effective manner;

•	misappropriation of our intellectual property rights;

•	governmental regulations and environmental matters;

•	risks associated with international operations and world economies;

•	the relative stability of certain foreign currencies;

•	the impact of adverse weather conditions or natural disasters;

•	the availability and cost of financing; and

•	implementation of new technologies and process improvements.

Because these statements involve anticipated events or conditions, forward-looking statements often include words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would,” or similar expressions.

Do not unduly rely on forward-looking statements. They represent our expectations about the future and are not guarantees. Forward-looking statements are accurate only as of the date they are made, and, except as required by law, might not be updated to reflect changes as they occur after the forward-looking statements are made. You should review our filings with the Securities and Exchange Commission for any updates to our forward-looking statements.

SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in your evaluation of an investment in the Notes. You should read carefully this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors,” the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus in their entirety before making an investment decision.

Our Company

Precision Castparts Corp., a worldwide manufacturer of complex metal components and products, provides high-quality investment castings, forgings and fasteners/fastener systems for critical aerospace and industrial gas turbine applications. We also provide aerostructures for the aerospace industry; investment castings and forgings for general industrial, armament, medical and other applications; nickel alloys in all standard mill forms from large ingots and billets to plate, sheet, strip, tubing, bar and wire, as well as cobalt alloys, for the aerospace, chemical processing, oil and gas, pollution control and other industries; seamless pipe for coal-fired, industrial gas turbine, and nuclear power plants, as well as oil and gas applications; revert management solutions; fasteners for automotive and general industrial markets; specialty alloys for the investment casting industry; refiner plates, screen cylinders and other products for the pulp and paper industry; grinder pumps and affiliated components for low pressure sewer systems; critical auxiliary equipment and gas monitoring systems for the power generation industry; and metalworking tools for the fastener market and other applications.

Precision Castparts Corp. was incorporated in 1956 in Oregon. Our telephone number is (503) 946-4800, and our website address is www.precast.com. The information contained on our website is not part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

Recent Developments

On November 9, 2012, we and our wholly owned subsidiary, ELIT Acquisition Sub Corp. (“ELIT”), entered into a merger agreement (the “Merger Agreement”) with Titanium Metals Corporation (NYSE: TIE) pursuant to which we commenced, on November 20, 2012, an offer to purchase all of the outstanding shares of Titanium Metals for approximately $2.9 billion. If (i) at least a majority of all outstanding Titanium Metals shares and (ii) at least a majority of outstanding shares excluding shares owned by certain principal stockholders of Titanium Metals, their affiliates and any transferee of any of them and any officers and directors of Titanium Metals, are tendered to us prior to the expiration of the offer to purchase and not withdrawn, and if regulatory approvals of the transaction are obtained and other conditions specified in the Merger Agreement are met, we expect to purchase all tendered shares at the completion of the offer to purchase, and acquire any remaining shares of Titanium Metals that were not tendered through a subsequent merger of ELIT with and into Titanium Metals, with Titanium Metals surviving as our wholly owned subsidiary.

Titanium Metals is a leading producer of titanium melted and mill products with major titanium production facilities in the United States and Europe, the world’s principal markets for titanium consumption. Titanium Metals is currently the largest U.S. producer of titanium sponge, a key raw material, and a major recycler of titanium scrap.

PCC intends to use the net proceeds from this offering to finance the aggregate purchase price for the acquisition of Titanium Metals Corporation. The Titanium Metals acquisition is expected to close following clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other applicable foreign antitrust regulations. As a result, PCC can provide no assurance that the Titanium Metals acquisition will be completed as contemplated, if at all.

The Offering

The summary below describes the principal terms of the Notes. It does not contain all of the information that you need to consider in making your investment decision. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer	Precision Castparts Corp.

Securities Offered	$500,000,000 aggregate principal amount of 0.70% Senior Notes due 2015
$1,000,000,000 aggregate principal amount of 1.25% Senior Notes due 2018
$1,000,000,000 aggregate principal amount of 2.50% Senior Notes due 2023
$500,000,000 aggregate principal amount of 3.90% Senior Notes due 2043

Original Issue Date	December 20, 2012

Maturity Dates	The 2015 Notes will mature on December 20, 2015
The 2018 Notes will mature on January 15, 2018
The 2023 Notes will mature on January 15, 2023
The 2043 Notes will mature on January 15, 2043

Interest Payment Dates	2015 Notes: June 20 and December 20, commencing on June 20, 2013.

2018 Notes, 2023 Notes and 2043 Notes: January 15 and July 15, commencing on July 15, 2013.

Optional Redemption	We may redeem the Notes, in whole or in part from time to time at our option, at the applicable redemption prices described under the heading “Description of the Notes—Optional Redemption.”

We may redeem all or part of the 2023 Notes at any time or from time to time on or after October 15, 2022 (three months prior to their maturity date), at our option, at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem all or part of the 2043 Notes at any time or from time to time on or after July 15, 2042 (six months prior to their maturity date), at our option, at a redemption price equal to 100% of the principal amount of the 2043 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

See “Description of the Notes—Optional Redemption.”

Special Acquisition Redemption

If we do not complete the acquisition of Titanium Metals Corporation described in “Summary—Recent Developments” on or before May 1, 2013, we must redeem the 2018 Notes, the 2023 Notes and the 2043 Notes at a redemption price equal to 101% of the aggregate principal amount of the redeemed Notes, plus accrued and unpaid interest to, but excluding, the special acquisition redemption date. See “Description of the Notes—Special Acquisition Redemption.”

Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event” (as defined under “Description of the Notes—Change of Control Offer”) with respect to a particular series of Notes, we will be required, unless we have exercised our right to redeem such Notes, within a specified period, to make an offer to repurchase all Notes of such series at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control Offer.”

Ranking	The Notes are unsecured and will rank equally with all of our other existing and future senior, unguaranteed and unsubordinated debt. The indenture governing the Notes does not limit the aggregate principal amount of debt securities that may be issued thereunder. We may from time to time issue further notes ranking equally and ratably with the Notes in all respects, including the same terms as to status, redemption or otherwise. See “Description of the Notes.”

Form and Denomination	The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will be issued in registered form only, without coupons, in the name of a nominee of The Depository Trust Company, or DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in this prospectus supplement and in the accompanying prospectus, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

Covenants	The indenture governing the Notes contains certain covenants. See “Description of the Notes—Certain Covenants of the Company” in this prospectus supplement.

Use of Proceeds	The net proceeds from this offering will be approximately $2.97 billion, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds to purchase all of the outstanding shares of Titanium Metals Corporation, and use any additional net proceeds for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

No Listing of the Notes	Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any automated quotation system.

Governing Law	The Notes and the indenture governing the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	U.S. Bank National Association.

For additional information regarding the Notes, see “Description of the Notes” in this prospectus supplement. You should carefully consider the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended April 1, 2012 and in this prospectus supplement beginning at page S-9 and on page 1 in the accompanying prospectus before deciding to invest in the Notes.

Summary Financial Data

The following table presents summary income statement data about us for the most recent three fiscal years and the six months ended September 30, 2012 and October 2, 2011 as well as consolidated balance sheet data as of April 3, 2011, April 1, 2012 and September 30, 2012. The historical income statement data for the most recent three fiscal years and the balance sheet data as of April 3, 2011 and April 1, 2012, have been prepared on a consolidated basis derived from PCC’s audited financial statements. The data should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and to our audited financial statements and the related notes incorporated herein by reference from our Annual Report on Form 10-K for the fiscal year ended April 1, 2012. The income statement data relating to the six months ended September 30, 2012 and October 2, 2011 and the consolidated balance sheet data as of September 30, 2012, have been derived from our unaudited condensed consolidated financial statements and related notes and should be read in conjunction with, and are qualified by reference to, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. In the opinion of our management, our unaudited financial statements were prepared on the same basis as our audited financial statements and contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information presented and may not necessarily be indicative of full year results.

	Six Months Ended		Fiscal Year
	September 30, 2012	October 2, 2011	2012	2011	2010
	(unaudited)	(unaudited)
	(Dollars in Millions)
Operating Results:
Net sales	$3,896.5	$3,453.8	$7,214.6	$6,220.1	$5,459.2
Costs and expenses	2,886.1	2,597.9	5,402.6	4,726.3	4,049.0

Income before tax expense and equity in earnings of unconsolidated affiliates	1,010.4	855.9	1,812.0	1,493.8	1,410.2
Income tax expense	(335.7)	(280.7)	(594.4)	(499.7)	(485.7)
Equity in earnings of unconsolidated affiliates	3.1	7.3	14.6	16.6	1.4

Net income from continuing operations	677.8	582.5	1,232.2	1,010.7	925.9
Net (loss) income from discontinued operations	(2.6)	(1.0)	(6.4)	4.1	(3.3)

Net income	675.2	581.5	1,225.8	1,014.8	922.6
Net income attributable to noncontrolling interests	(0.8)	(0.8)	(1.7)	(1.3)	(0.8)

Net income attributable to PCC	$674.4	$580.7	$1,224.1	$1,013.5	$921.8

Net income per common share attributable to PCC shareholders—basic	$4.64	$4.04	$8.48	$7.10	$6.55

Net income per common share attributable to PCC shareholders— diluted	$4.61	$4.00	$8.41	$7.04	$6.49

	At September 30, 2012	At April 1, 2012	At April 3, 2011
	(unaudited)
	(Dollars in Millions)
Financial Position:
Total assets	$11,810.8	$10,558.8	$8,955.9
Current liabilities	1,104.7	1,070.9	942.0
Long-term debt	661.8	207.7	221.9
Pension and other postretirement benefit obligations	336.2	358.9	252.5
Other long-term liabilities	257.4	279.6	180.6
Deferred income taxes	362.2	259.1	194.4
Discontinued operations	12.8	17.8	—

PCC shareholders’ equity	$9,071.7	$8,360.7	$7,161.5
Noncontrolling interest	4.0	4.1	3.0

Total equity	$9,075.7	$8,364.8	$7,164.5

RISK FACTORS

Investing in the Notes involves risks. There are a number of factors, including those described below and in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 1, 2012 and in our Quarterly Reports on Form 10-Q for the quarters ended July 1, 2012 and September 30, 2012, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, that could materially and adversely affect our results of operations, financial condition, liquidity and cash flows. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference before deciding whether to invest in the Notes. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

Risks Related to the Notes

We may incur substantial additional indebtedness in the future, which may impair our ability to make payments on the Notes.

In addition to the indebtedness we have outstanding, we may incur substantial additional indebtedness in the future. The Notes and the indenture governing the Notes do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the Notes, including, without limitation:

•	we will have additional cash requirements to support the payment of principal of and interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions and to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures and general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal of and interest on our indebtedness depends on our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to, among other things, seek additional financing, refinance portions of our debt, sell assets or reduce or delay planned expenditures. Such measures might not be sufficient to enable us to service our debt, including the Notes. In addition, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. Any default under the agreements governing our indebtedness and the remedies sought by holders of such indebtedness could render us unable to pay principal and interest on the Notes and substantially decrease their value.

Although your Notes are referred to as “senior notes,” they will effectively be subordinated to our secured debt and the debt of our subsidiaries.

The Notes are unsecured and therefore will effectively be subordinated to any secured debt we or our subsidiaries may incur to the extent of the value of the assets securing such debt and to all indebtedness for money borrowed and other liabilities of our subsidiaries. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. We, and our creditors, may access the assets of our subsidiaries only after adequate provision is made for the payment of our subsidiaries’ debts and liabilities. As of September 30, 2012, we had approximately $200.0 million of outstanding debt guaranteed by subsidiaries and $666.3 million of total consolidated indebtedness.

As a holding company, we depend on our operating subsidiaries for cash to make payments on the Notes.

We are a holding company with no business operations of our own. We do not hold any significant assets other than direct and indirect interests in our subsidiaries, which conduct all of our operations. As a result, our ability to meet our debt service obligations, including under the Notes, substantially depends on the earnings of our subsidiaries and payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the Notes. In addition, our operating subsidiaries’ ability to make loans, distributions or other payments to us will depend on their earnings, business and tax considerations and legal restrictions.

Negative covenants in the indenture offer only limited protection to holders of the Notes.

The indenture governing the Notes contains negative covenants that apply to us and our subsidiaries; however, such covenants are limited and may not be sufficient to protect your investment in the Notes. In addition, the indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes if we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

Our credit ratings may not reflect all risks of your investment in the Notes.

Our outstanding indebtedness, including the Notes, from time to time may receive credit ratings from certain credit rating agencies. Such ratings are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes, upgrades or downgrades in our credit ratings, including any announcement that our ratings are under further review for an upgrade or downgrade, could affect the market value of the Notes and, in the event of a downgrade, increase our corporate borrowing costs, including with respect to our outstanding notes.

You cannot be sure that an active trading market will develop for these Notes.

Each series of Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes on any securities exchange or include them on any automated quotation system. We have been informed by the underwriters that they intend to make a market in the Notes after the offering is completed. However, the underwriters may cease their market making at any time. In addition, the liquidity of the trading market in the

Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the Notes. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all.

The special acquisition redemption feature of the 2018 Notes, the 2023 Notes and the 2043 Notes may affect your return on those Notes.

Our ability to complete the acquisition of Titanium Metals Corporation is subject to various closing conditions, many of which are beyond our control. If we do not complete the acquisition on or before May 1, 2013, the time specified under “Description of the Notes—Special Acquisition Redemption,” we will be required to redeem all, but not less than all, of the 2018 Notes, the 2023 Notes and the 2043 Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the redemption date. However, there is no escrow account or security interest for the benefit of the holders of those Notes, and it is possible that we will not have sufficient financial resources available to redeem the Notes. If we complete the acquisition of Titanium Metals Corporation on or prior to May 1, 2013, even on amended terms, you will have no rights to require us to repurchase your 2018 Notes, 2023 Notes or 2043 Notes, except in the circumstances described under “Description of the Notes—Change of Control Offer.”

We may not be able to repurchase the Notes upon a change of control triggering event.

Upon a “Change of Control Triggering Event” (as defined under “Description of the Notes—Change of Control Offer” with respect to a particular series of Notes, we will be required to offer to repurchase all of such series of Notes at 101% of their aggregate principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the Change of Control Triggering Event to make the required repurchase of Notes or that restrictions in our then existing debt instruments will not allow such repurchases. If we fail to make or complete a repurchase of the Notes in that circumstance, we will be in default under the indenture governing the Notes, which could have material adverse consequences for us and holders of the Notes. See “Description of the Notes—Change of Control Offer.”

USE OF PROCEEDS

The net proceeds from this offering will be approximately $2.97 billion, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds to purchase all of the outstanding shares of Titanium Metals Corporation (NYSE: TIE) pursuant to an Agreement and Plan of Merger we and our wholly owned acquisition subsidiary, ELIT Acquisition Sub Corp., entered into with Titanium Metals Corporation on November 9, 2012, and use any additional net proceeds for general corporate purposes. Under that agreement, we commenced on November 20, 2012, an offer to purchase all of the outstanding shares of Titanium Metals for approximately $2.9 billion. If (i) at least a majority of all outstanding Titanium Metals shares and (ii) at least a majority of outstanding shares excluding shares owned by certain principal stockholders of Titanium Metals, their affiliates and any transferee of any of them and any officers and directors of Titanium Metals, are tendered to us prior to the expiration of the offer to purchase and not withdrawn, and if regulatory approvals of the transaction are obtained and other conditions specified in the Merger Agreement are met, we expect to purchase all tendered shares at the completion of the offer to purchase, and acquire any remaining shares of Titanium Metals that were not tendered through a subsequent merger of our acquisition subsidiary with and into Titanium Metals, with Titanium Metals surviving as our wholly owned subsidiary.

We must redeem all, but not less than all, of the 2018 Notes, the 2023 Notes and the 2043 Notes if we do not complete the acquisition of Titanium Metals Corporation on or before May 1, 2013, at a price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest to, but excluding, the special acquisition redemption date. See “Description of the Notes—Special Acquisition Redemption.” If we do not complete the acquisition, we intend to use the proceeds from the sale of the 2015 Notes for general corporate purposes.

Pending our use of the net proceeds from this offering as described above, we will invest them in short-term marketable securities and cash equivalents.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2012 and as adjusted to reflect the sale of the Notes offered hereby. The information presented below should be read in conjunction with Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended September 30, 2012 and other information contained or incorporated by reference in this prospectus supplement.

	As of September 30, 2012
	Actual	As adjusted
	(unaudited)
	(Dollars in Millions)
Cash and cash equivalents	$193.4	$3,163.4

Long-term debt:
Credit agreement:
Senior unsecured revolving credit facility/commercial paper(1)	$444.5	$444.5

Long-term notes:
5.60% public notes due December 2013	200.0	200.0
0.70% Senior Notes due 2015 offered hereby	—	500.0
1.25% Senior Notes due 2018 offered hereby	—	1,000.0
2.50% Senior Notes due 2023 offered hereby	—	1,000.0
3.90% Senior Notes due 2043 offered hereby	—	500.0
Other borrowings	17.3	17.3

Total long-term debt	661.8	3,661.8
Long-term debt currently due and short-term borrowings	4.5	4.5

Total debt	666.3	3,666.3
Shareholders’ equity:
Preferred stock, no par, 1,000,000 shares authorized; none issued	—	—
Common stock, $1 stated value, authorized: 450,000,000 shares; issued and outstanding: 145,426,289	145.5	145.5
Paid-in capital	1,695.5	1,695.5
Retained earnings	7,669.1	7,669.1
Accumulated other comprehensive loss	(438.4)	(438.4)

Total PCC shareholders’ equity	9,071.7	9,071.7
Noncontrolling interest	4.0	4.0

Total equity	9,075.7	9,075.7

Total capitalization	$9,742.0	$12,742.0

(1)

Our revolving bank credit facility (the “Facility”) is a five-year, $1.0 billion revolving credit facility (with a $500 million increase option, subject to approval of the lenders) maturing on November 30, 2016, unless extended pursuant to two 364-day extension options (subject to approval of the lenders). As of September 30, 2012, we had $444.5 million of commercial paper borrowings with respect to which we have agreed to maintain available borrowings under our Facility. Our unused borrowing capacity under the Facility was $555.5 million at September 30, 2012.

DESCRIPTION OF THE NOTES

The Notes are to be issued under an indenture, as amended and supplemented by a supplemental indenture (as so amended and supplemented, the “Indenture”), each to be entered into between the Company and U.S. Bank, National Association, as trustee (the “Trustee”), a copy of which may be obtained from the Company. Each series of Notes will be a series of “debt securities” referred to in the accompanying prospectus. The terms of the Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture and the Notes. This description does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Notes. We urge you to read the Indenture (including the forms of notes) because they, and not this description, define your rights as holders of the Notes. A form of the Indenture (including the forms of notes) has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under the headings “Where You can Find More Information” and “Incorporation of Information by Reference” in the accompanying prospectus. The following description of the particular terms of the Notes and the Indenture supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities and indenture set forth in the accompanying prospectus. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, then you should rely on the description in this prospectus supplement. Certain defined terms used in this Description of the Notes but not defined herein have the meanings assigned to them in the Indenture. In this description, the terms “PCC,” “we,” “us” and “our” refer only to Precision Castparts Corp. and not to any of its subsidiaries.

General

Each tranche of the Notes will be issued as new separate series of Securities under the Indenture. The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness (“Debt Securities”) that may be issued under the Indenture and Debt Securities may be issued thereunder from time to time in one or more series. On December 17, 1997, a series of Debt Securities aggregating $150 million principal amount was issued under the Indenture. On March 3, 2000, another series of Debt Securities aggregating $200 million was issued under the Indenture. On December 9, 2003, another series of Debt Securities aggregating $200 million was issued under the Indenture. Each tranche of the Notes issued in this offering will constitute a new series of Debt Securities issued under the Indenture.

The Indenture does not limit the amount of Debt that may be incurred by the Company or its Subsidiaries or contain covenants specifically designed to protect holders of the Notes in the event of a highly leveraged transaction, restructuring, change in control, merger or a similar transaction involving the Company that may adversely affect holders of the Notes.

No sinking fund is provided for the Notes.

In the case of each series of Notes, if any interest payment date, redemption date or maturity date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

2015 Notes

The 2015 Notes will be issued as unsecured obligations of the Company in an aggregate principal amount of $500.0 million and will mature on December 20, 2015.

The 2015 Notes will bear interest from December 20, 2012, payable semi-annually in arrears on each June 20 and December 20, commencing June 20, 2013 at the rate set forth on the cover page of this prospectus supplement, to the Persons in whose names the 2015 Notes are registered on the preceding June 5 and December 5, respectively.

2018 Notes

The 2018 Notes will be issued as unsecured obligations of the Company in an aggregate principal amount of $1.0 billion and will mature on January 15, 2018.

The 2018 Notes will bear interest from December 20, 2012, payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 2013 at the rate set forth on the cover page of this prospectus supplement, to the Persons in whose names the 2018 Notes are registered on the preceding January 1 and July 1, respectively.

2023 Notes

The 2023 Notes will be issued as unsecured obligations of the Company in an aggregate principal amount of $1.0 billion and will mature on January 15, 2023.

The 2023 Notes will bear interest from December 20, 2012, payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 2013 at the rate set forth on the cover page of this prospectus supplement, to the Persons in whose names the 2023 Notes are registered on the preceding January 1 and July 1, respectively.

2043 Notes

The 2043 Notes will be issued as unsecured obligations of the Company in an aggregate principal amount of $500.0 million and will mature on January 15, 2043.

The 2043 Notes will bear interest from December 20, 2012, payable semi-annually in arrears on each January 15 and July 15, commencing July 15, 2013 at the rate set forth on the cover page of this prospectus supplement, to the Persons in whose names the 2043 Notes are registered on the preceding January 1 and July 1, respectively.

Further Issues

The Company may, without the consent of the holders of a series of Notes, create and issue additional notes having the same ranking and the same interest rate, maturity, redemption and other terms (except the issue date, issue price and, if applicable, initial interest payment date) as such series of Notes. Any such additional notes would be consolidated with and form a single series with such series of Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to a series of Notes.

Ranking

The Notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness. We are a holding company and substantially all of our assets are owned by, and our business is conducted through, subsidiaries, both foreign and domestic. Distributions or advances from our subsidiaries are a major source of funds that are necessary for us to meet our debt service and other obligations. Contractual provisions, laws or regulations to which we or any of our subsidiaries may become subject, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our indebtedness, including the Notes.

The Notes will be structurally subordinated to any of our secured indebtedness to the extent of the assets securing that indebtedness and to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. As of September 30, 2012, we had approximately $200.0 million of outstanding debt guaranteed by subsidiaries and $666.3 million of total consolidated indebtedness.

Optional Redemption

The 2015 Notes and the 2018 Notes will be redeemable, at any time in whole or from time to time in part, at the option of the Company at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third business day preceding such redemption date by the Independent Investment Banker), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to October 15, 2022 (three months prior to their maturity date), the 2023 Notes will be redeemable, at any time in whole or from time to time in part, at the option of the Company at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third business day preceding such redemption date by the Independent Investment Banker), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, on or after October 15, 2022 (three months prior to their maturity date), the 2023 Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Company at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued interest thereon to, but excluding, the date of redemption.

Prior to July 15, 2042 (six months prior to their maturity date), the 2043 Notes will be redeemable, at any time in whole or from time to time in part, at the option of the Company at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (determined on the third business day preceding such redemption date by the Independent Investment Banker), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, on or after July 15, 2042 (six months prior to their maturity date), the 2043 Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Company at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued interest thereon to, but excluding, the date of redemption.

“Adjusted Treasury Rate” means the arithmetic mean of the yields under the heading “Week Ending” published in the Statistical Release most recently published prior to the date of determination under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the Comparable Treasury Issue, plus 5 basis points, in the case of the 2015 Notes, 10 basis points, in the case of the 2018 Notes, 15 basis points, in the case of the 2023 Notes and 15 basis points, in the case of the 2043 Notes. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the applicable Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means with respect to any redemption date for the applicable Notes (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we have appointed.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC and its successors and any one other primary U.S. Government securities dealer in The City of New York appointed by the Trustee after consultation with us and its respective successors (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute in its place another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Statistical Release” means the statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed by first-class mail at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. If we are redeeming less than all the Notes, the Trustee will select the particular Notes to be redeemed by such method the Trustee deems fair and appropriate.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Special Acquisition Redemption

If we do not complete the acquisition of Titanium Metals Corporation on or prior to May 1, 2013, or the Merger Agreement described in this prospectus supplement is terminated at any time prior thereto, we must redeem all of the 2018 Notes, the 2023 Notes and the 2043 Notes on the special acquisition redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the redeemed Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, whichever is later, to, but excluding, the special acquisition redemption date. The “special acquisition redemption date” means the earlier to occur of (1) May 31, 2013, if the proposed transaction has not been completed on or prior to May 1, 2013, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement described in this prospectus supplement for any reason.

As to any series of Notes the Company must redeem on the special acquisition redemption date, the Company will cause the notice of special acquisition redemption to be mailed, with a copy to the Trustee, within five business days after the occurrence of the event triggering redemption to each holder of the Notes being redeemed at its registered address. If funds sufficient to pay the special acquisition redemption price of all Notes to be redeemed on the special acquisition redemption date (plus accrued and unpaid interest, if any, to the special acquisition redemption date) are deposited with the Trustee on or before the special acquisition redemption date, such Notes will cease to bear interest on and after the special acquisition redemption date.

Change of Control Offer

If a Change of Control Triggering Event occurs with respect to a series of Notes, unless we have exercised our option to redeem the applicable Notes by notifying the noteholders to that effect as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the series of Notes as to which the Change of Control Triggering Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s applicable Notes on the terms set forth herein. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the applicable Notes repurchased, plus accrued and unpaid interest, if any, on the applicable Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the applicable Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the applicable Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event with respect to the applicable Notes occurring on or prior to the Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all applicable Notes or portions of such Notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all such Notes or portions of such Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the applicable Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of applicable Notes or portions of applicable Notes being repurchased and that all conditions precedent provided for in the Indenture to the Change of Control Offer and to the repurchase by us of the applicable Notes pursuant to the Change of Control Offer have been met.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all applicable Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any applicable Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture with respect to such Notes, other than a default in the payment of the Change of Control Payment upon a related Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable Notes as a result of a related Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the applicable Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the applicable Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and the assets of its subsidiaries, taken as a whole, to any person (as defined in Section 13(d)(3) under the Exchange Act), other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined in Section 13(d)(3) under the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was member of the Board of Directors of the Company on the date the applicable Notes were issued or (2) was nominated for election, elected or appointed to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of the nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which that member was named as a nominee for election as a director, without objection to the nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the applicable Notes or fails to make a rating of the applicable Notes publicly available for reasons beyond our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the applicable Notes is lowered by both Rating Agencies and such Notes are rated below an Investment Grade Rating on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

Under clause (4) of the definition of Change of Control, a Change of Control will occur when a majority of the members of the Board of Directors of the Company are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest where the Board of Directors of the Company does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the Notes may not be entitled to require us to make a Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and the assets of its subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of the Notes may require us to make a Change of Control Offer.

Certain Covenants of the Company

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge with or into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(1)	either the Company is the continuing corporation, or the successor Person or purchaser shall be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the performance or observance of all of the Company’s covenants under the Indenture and the Company’s obligations on the notes under a supplemental indenture;

(2)	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(3)	if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Limitations on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Mortgage upon any Operating Property, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively providing concurrently that the Debt Securities of each series then outstanding under the Indenture are secured equally and ratably with or, at the option of the Company, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt in any computation under such restriction, Debt secured by:

(1)	Mortgages on any property existing at the time of the acquisition thereof;

(2)	Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that any such Mortgage does not extend to any property owned by the Company or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(3)	Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

(4)	Mortgages in favor of the Company or a Restricted Subsidiary;

(5)	Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

(6)	Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7)	Mortgages existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the Indenture or referred to in clauses (1) to (3) or (5), provided that the principal amount of the Debt secured thereby and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, the Company and its Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the Debt Securities of each series then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages which would otherwise be subject to such restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to Operating Properties (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “—Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Assets.

The restrictions on the Company’s and each Restricted Subsidiary’s ability to create, incur, issue, assume or guarantee Debt secured by Mortgages are different from the various limitation on lien covenants contained in the documentation governing the Company’s other debt arrangements, including the syndicated credit agreement.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Operating Property unless:

(1)	the Sale and Leaseback Transaction is solely with the Company or another Restricted Subsidiary;

(2)	the lease is for a period not in excess of twenty-four months, including renewals;

(3)	the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (7) of the second paragraph under the heading “—Limitation on Liens,” without equally and ratably securing the Debt Securities of each series then outstanding under the Indenture, to create, incur, issue, assume or guarantee debt secured by a Mortgage on such Operating Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4)	the Company or such Restricted Subsidiary, within 270 days after the sale of such Operating Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Operating Property or (B) the fair market value of such Operating Property to (i) the retirement of Debt Securities, other Funded Debt of the Company ranking on a parity with the Debt Securities or Funded Debt of a Restricted Subsidiary or (ii) the purchase of Operating Property; or

(5)	the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of the Indenture (other than any such Sale and Leaseback Transactions as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Debt secured by Mortgages on Operating Properties then outstanding (not including any such Debt secured by Mortgages described in clauses (1) though (7) of the second paragraph under the heading “—Limitation on Liens”) which do not equally and ratably secure such outstanding Debt Securities (or secure such outstanding Debt Securities on a basis that is prior to other Debt secured thereby), would not exceed 15% of Consolidated Net Assets.

Events of Default

Any one of the following events will constitute an Event of Default with respect to a particular series of Notes:

(1)	failure to pay any interest on any Note when due, continued for 30 days;

(2)	failure to pay principal of or any premium on any Note when due;

(3)	failure to perform, or breach of, any covenant or warranty of the Company in the Indenture with respect to any series of the Notes continued for 60 days after written notice as provided in the Indenture;

(4)	default under any indebtedness for money borrowed by the Company or any Subsidiary if:

(A)	such default either (i) results from the failure to pay the principal of any such indebtedness at its stated maturity or (ii) relates to any obligation other than the obligation to pay the principal of such indebtedness at its stated maturity and results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable,

(B)	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $150.0 million or more at any one time outstanding, and

(C)	such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 10 business days after written notice as provided in the Indenture; or

(5)	certain events of bankruptcy, insolvency or reorganization of the Company.

If an Event of Default (other than an event of Default described in clause (5) of the preceding paragraph) with respect to any series of Notes at the time Outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes of a series that are Outstanding may accelerate the maturity of all Notes of such series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principle amount of the Notes of such series that are Outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default described in clause (5) of the immediately preceding paragraph occurs, the Notes of such series that are Outstanding will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

Subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of such series of Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and to certain other conditions) the holders of a majority in aggregate principal amount of the Notes of such series that are Outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes of that series.

No holder of Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in principal amount of the Notes of a series that are Outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Notes of a series that are Outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance of Notes or Certain Covenants in Certain Circumstances

Defeasance and Discharge

The Notes will be subject to the defeasance provisions described in the accompanying prospectus and the covenant defeasance provisions documented in the accompanying prospectus with respect to the covenants described in this Prospectus Supplement.

Concerning the Trustee

U.S. Bank, National Association is the Trustee under the Indenture. The Trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of the Outstanding Notes. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

Book-Entry, Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. PCC takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised PCC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised PCC that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, PCC and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither PCC, the trustee nor any agent of PCC or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised PCC that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or PCC. Neither PCC nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and PCC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised PCC that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of PCC, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the Notes in definitive form in exchange for the Global Notes representing such Notes. In this case, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Notes represented by such Global Note equal in principal amount to such beneficial interest and to have such Notes registered in its name.

Same Day Settlement and Payment

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised PCC that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“Attributable Debt” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with generally accepted accounting principles) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Consolidated Assets” means the aggregate of all assets of the Company (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP) appearing on the most recent available consolidated balance sheet of the Company at their net book values, after deducting related depreciation, amortization and other valuation reserves, all prepared in accordance with GAAP.

“Consolidated Current Liabilities” means the aggregate of the current liabilities of the Company appearing on the most recent available consolidated balance sheet of the Company, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of the Company or its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of the Company or any Subsidiary for a term in excess of 12 months from the date of determination.

“Consolidated Net Assets” means Consolidated Assets after deduction of Consolidated Current Liabilities.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Debt owed to the Company or a Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Issue Date” means the date on which the initial $3.0 billion aggregate amount of the Notes were originally issued under the Indenture.

“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property, manufacturing plant, equipment or other physical facility located in the United States owned by, or leased to, the Company or any Subsidiary that has a market value in excess of 1.0% of Consolidated Net Assets.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary of the Company that owns an Operating Property that has a market value in excess of 2.0% of Consolidated Net Assets.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to the Company or any Subsidiary of any Operating Property, which Operating Property has been or is to be sold or transferred by the Company or such Subsidiary to such Person.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the ownership and disposition of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion only applies to Notes that are:

•

held by holders that purchased Notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money; and

•	held as capital assets.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including holders that are:

•	subject to the alternative minimum tax;

•	banks or financial institutions;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities or commodities or dealers in commodities that elect to use a mark-to-market method of accounting;

•	holding Notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code;

•	certain former citizens or residents of the United States;

•	partnerships for U.S. federal income tax purposes; or

•	tax-exempt entities.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding the Notes should consult their own tax advisors.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PERSONS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Tax Consequences to U.S. Holders

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest

It is expected, and therefore this discussion assumes, that the Notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Accordingly, stated interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If, however, the Notes’ principal amount exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury regulations, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Additional payments

In certain circumstances we may be obligated to make payments in excess of stated interest and principal amount of the Notes. See “Description of the Notes—Optional Redemption,” “Description of the Notes—Special Acquisition Redemption” and “Description of the Notes—Change of Control Offer.” We intend to take the position that the Notes should not be treated as “contingent payment debt instruments” despite the possibility that these additional payments may be made. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the Notes, that such additional payments will be paid.

Our determination that the Notes are not contingent payment debt instruments is binding on a U.S. Holder unless the U.S. Holder discloses a contrary position in a manner set forth in applicable Treasury regulations. The Internal Revenue Service (“IRS”), however, may take a contrary position, which could affect the timing and character of a U.S. Holder’s income with respect to the Notes. If the IRS were to successfully challenge our determination, U.S. Holders generally would be required to (1) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the Notes, regardless of their method of tax accounting and (2) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption, retirement or other taxable disposition of a Note. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis generally will be the U.S. Holder’s cost for the Note. For these purposes, the amount realized does not include any amount attributable to accrued stated interest. Amounts attributable to accrued stated interest are subject to tax as described under “—Interest Income” above.

Gain or loss realized on the sale or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale or other taxable disposition the Note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are currently subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal and interest on the Notes and to the proceeds of sale or other disposition of a Note unless the U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Payments of Interest

Interest (including original issue discount, if any) paid on the Notes by PCC or any paying agent to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that the Non-U.S. Holder:

•	is not engaged in a U.S. trade or business to which the interest income is effectively connected;

•	does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of PCC entitled to vote;

•	is not a controlled foreign corporation related, directly or indirectly, to PCC through stock ownership; and

•

either (1) provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (2) holds the Notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including original issue discount, if any) generally will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the interest income (including original issue discount, if any) is effectively connected to a Non-U.S. Holder’s trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States) and if such Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or other applicable form), the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders—Interest Income” above). Each Non-U.S. Holder is urged to consult its own tax advisor regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. tax consequences of the ownership and disposition of Notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits attributable to its Notes if the Non-U.S. Holder is a corporation.

Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, retirement or other taxable disposition of Notes (other than with respect to amounts attributable to accrued interest, including original issue discount, if any, which will be subject to tax in the manner described above), unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and attributable to a permanent establishment in the United States if required by an applicable income tax treaty); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders—Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of the Notes” above) on the net gain derived from the sale or other taxable disposition. If such Non-U.S. Holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

A Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other taxable disposition, which may be offset by certain U.S.- source capital losses.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the Notes (including accruals of original issue discount, if any). Copies of these information returns also may be made available under the provisions of a specific income tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the Non-U.S. Holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest (beginning in 2014) and sales or redemption proceeds (beginning in 2015) to “foreign financial institutions” (broadly defined, and generally including investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements have been satisfied (even if these amounts would otherwise be exempt from withholding tax, as described above). The IRS and the U.S. Treasury Department have issued proposed regulations which generally would delay withholding implementation dates and would not impose FATCA withholding on payments pursuant to obligations issued on or before December 31, 2012. If the proposed regulations are finalized in their current form, the Notes will not be subject to the FATCA withholding.

Medicare Contribution Tax

U.S. legislation that will take effect beginning in 2013 generally will impose a 3.8% tax on certain “net investment income” earned by individuals other than nonresident aliens, estates and certain trusts, in each case with adjusted gross incomes in excess of certain threshold amounts. Interest paid on the Notes and gain from the sale or other taxable disposition of the Notes generally will be treated as net investment income.

Prospective investors are encouraged to consult their own tax advisors regarding the potential application of FATCA withholding and the Medicare contribution tax based upon their particular circumstances.

UNDERWRITING

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of 2015 Notes to be Purchased	Principal Amount of 2018 Notes to be Purchased	Principal Amount of 2023 Notes to be Purchased	Principal Amount of 2043 Notes to be Purchased
Citigroup Global Markets Inc.	$100,000,000	$200,000,000	$200,000,000	$100,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	100,000,000	200,000,000	200,000,000	100,000,000
Wells Fargo Securities, LLC	90,000,000	180,000,000	180,000,000	90,000,000
Mizuho Securities USA Inc.	40,000,000	80,000,000	80,000,000	40,000,000
U.S. Bancorp Investments, Inc.	40,000,000	80,000,000	80,000,000	40,000,000
Mitsubishi UFJ Securities (USA), Inc.	35,000,000	70,000,000	70,000,000	35,000,000
PNC Capital Markets LLC	35,000,000	70,000,000	70,000,000	35,000,000
J.P. Morgan Securities LLC	25,000,000	50,000,000	50,000,000	25,000,000
Barclays Capital Inc.	12,500,000	25,000,000	25,000,000	12,500,000
BNY Mellon Capital Markets, LLC	12,500,000	25,000,000	25,000,000	12,500,000
Scotia Capital (USA) Inc.	10,000,000	20,000,000	20,000,000	10,000,000

Total	$500,000,000	$1,000,000,000	$1,000,000,000	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.25% of the principal amount of the 2015 Notes, 0.35% of the principal amount of the 2018 Notes, 0.40% of the principal amount of the 2023 Notes and 0.50% of the principal amount of the 2043 Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.15% of the principal amount of the 2015 Notes, 0.20% of the principal amount of the 2018 Notes, 0.25% of the principal amount of the 2023 Notes and 0.25% of the principal amount of the 2043 Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, until the date of completion of the offering, we will not, without the prior written consent of the representatives, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, any debt securities issued or guaranteed by us. The representatives in their sole discretion may release any of the securities during such restricted period at any time without notice.

We estimate that our total expenses for this offering (excluding the underwriting discount) will be $900,000 and will be payable by us.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain underwriters are lenders, agents or managers under our existing credit facility and may be lenders, agents or managers under a bridge facility to finance the acquisition of all of the shares of Titanium Metals Corporation if payment for those shares is required to be deposited before the completion of this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, certain of the underwriters or their affiliates have also agreed to provide interim financing to us under certain circumstances in the event the offering is not consummated, for which these underwriters will be paid customary fees.

Notice to Prospective Investors in the European Union

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the Notes have not authorized and do not authorize the making of any offer of Notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the Notes, other than the underwriters, is authorized to make any further offer of the Notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the Notes will be passed on for us by Stoel Rives LLP and certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

PROSPECTUS

PRECISION CASTPARTS CORP.

DEBT SECURITIES

Precision Castparts Corp. intends to sell from time to time debt securities. It will provide the specific terms of each series of debt securities in supplements to this prospectus. You should carefully read this prospectus and any prospectus supplement, and any documents incorporated by reference herein or therein, before you invest. This prospectus will not be used to issue any securities unless it is attached to a prospectus supplement.

Unless stated otherwise in a prospectus supplement, these securities will not be listed on any securities exchange.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus on page 1, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 21, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (SEC). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the securities described in this prospectus. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the debt securities being offered. A prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information contained in the prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any other statement or free writing prospectus authorized by us in the future. At the date of this prospectus, nobody else has been authorized to provide you with different or additional information. No offer of these securities is being made in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the applicable document.

References in this prospectus to “we,” “our,” “us,” “PCC,” “the Registrant” or “the Company” refer to Precision Castparts Corp. and its subsidiaries unless the context requires otherwise.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be important part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our Annual Report on Form 10-K for the year ended April 1, 2012;

2.	The information specifically incorporated by reference into the 2012 Form 10-K from our definitive proxy statement on Schedule 14A dated July 3, 2012;

3.	Our Quarterly Reports on Form 10-Q for the quarters ended July 1, 2012 and September 30, 2012;

4.	Our Current Reports on Form 8-K dated August 14, 2012, November 9, 2012 and November 15, 2012.

5.	Future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and before the termination of the offering of securities.

You may request a free copy of these filings by writing or telephoning us at the following address:

Precision Castparts Corp.

Attention: Investor Relations

4650 S.W. Macadam Avenue, Suite 400

Portland, Oregon 97239-4262

Tel: (503) 946-4800

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in our filings with the SEC that are incorporated by reference in this prospectus and any prospectus supplement before making an investment decision. The risks and uncertainties described in any prospectus supplement and incorporated by reference into this prospectus are not the only ones facing our company. Any prospectus supplement will contain additional risks particular to the debt securities we expect to issue.

PRECISION CASTPARTS CORP.

Precision Castparts Corp., a worldwide manufacturer of complex metal components and products, provides high-quality investment castings, forgings and fasteners/fastener systems for critical aerospace and industrial gas turbine applications. We also provide aerostructures for the aerospace industry; investment castings and forgings for general industrial, armament, medical and other applications; nickel alloys in all standard mill forms from large ingots and billets to plate, sheet, strip, tubing, bar and wire, as well as cobalt alloys, for the aerospace, chemical processing, oil and gas, pollution control and other industries; seamless pipe for coal-fired, industrial gas turbine, and nuclear power plants, as well as oil and gas applications; revert management solutions; fasteners for automotive and general industrial markets; specialty alloys for the investment casting industry; refiner plates, screen cylinders and other products for the pulp and paper industry; grinder pumps and affiliated components for low pressure sewer systems; critical auxiliary equipment and gas monitoring systems for the power generation industry; and metalworking tools for the fastener market and other applications.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended September 30, 2012	Fiscal Year
		2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges(A)	94.5	80.8	72.7	63.0	60.7	26.2

(A)

For the purposes of calculating the ratio of earnings to fixed charges, (1) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes, plus fixed charges, minus capitalized interest earnings, and (2) fixed charges consist of interest expenses, whether expensed or capitalized, plus 28% of operating rental expenses, which is deemed representative of an interest factor.

USE OF PROCEEDS

Unless specified otherwise in a prospectus supplement, PCC intends to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include repayment of indebtedness, stock repurchases and acquisitions. Pending such applications, the net proceeds will be invested in short-term marketable securities and cash equivalents.

DESCRIPTION OF DEBT SECURITIES

PCC may issue debt securities in one or more distinct series. This section summarizes certain terms of the debt securities that are common to all series. Most of the financial terms, covenants, events of default and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement or term sheet to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information provided below, you should rely on information in the prospectus supplement or term sheet that contradicts different information below.

The debt securities are to be issued under an Indenture (as amended or supplemented from time to time, the “Indenture”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), a copy of which is an exhibit to the registration statement. The statements herein relating to the debt securities and the following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Wherever particular defined terms of the Indenture are referred to in this prospectus or in any prospectus supplement or free writing prospectus, such defined terms are incorporated herein or therein by reference.

The following sets forth certain general terms and provisions of the debt securities offered hereby. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general terms and provisions may not apply to the offered debt securities will be described in the prospectus supplement relating to such offered debt securities (the “Applicable Prospectus Supplement”).

General

Unless otherwise indicated in the Applicable Prospectus Supplement, the Indenture does not limit the amount of Debt that may be incurred by the Company or its Subsidiaries or contain covenants specifically designed to protect holders of debt securities in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of debt securities. The debt securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably, on a pari passu basis, with other unsecured and unsubordinated obligations of the Company.

Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at the office or agency to be maintained by the Company in The City of New York and at any other office or agency maintained by the Company for such purpose. Unless otherwise indicated in the Applicable Prospectus Supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

The Applicable Prospectus Supplement will describe the terms of the offered debt securities, including:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•

the person or entity to whom any interest on the offered debt securities shall be payable, if other than the person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest;

•	the date or dates on which the principal of and premium, if any, on the offered debt securities is payable or the method of determination thereof;

•

the rate or rates at which the offered debt securities shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which any such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for interest payable on any Interest Payment Date;

•	the place or places where the principal of, premium, if any, and interest on the offered debt securities shall be payable;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which and the other terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at the option of the Company;

•

the obligation, if any, of the Company to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which the offered debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the offered debt securities shall be issuable;

•

the currency, currencies or currency units in which payment of the principal of and any premium and interest on any offered debt securities shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America;

•

if the amount of payments of principal of or any premium or interest on any offered debt securities may be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined;

•

if the principal of or any premium or interest on any offered debt securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the offered debt securities as to which such election is made shall be payable, and the periods within which and the other terms and conditions upon which such election is to be made;

•

if other than the principal amount thereof, the portion of the principal amount of the offered debt securities which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion may be determined;

•	the applicability of the provisions described under “—Defeasance of offered debt securities or Certain Covenants in Certain Circumstances”;

•

if the offered debt securities will be issuable only in the form of a Book-Entry Security as described under “—Book-Entry debt securities”, the Depositary or its nominee with respect to the offered debt securities and the circumstances under which the Book-Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a person or entity other than the Depositary or its nominee;

•	covenants applicable to one or more particular series of debt securities;

•	events of default applicable to one or more particular series of debt securities; and

•	other terms of the offered debt securities.

Debt securities may be issued under the Indenture as Original Issue Discount debt securities to be offered and sold at a substantial discount below their stated principal amount. Special Federal income tax, accounting and other considerations applicable thereto will be described in the prospectus supplement relating thereto. “Original Issue Discount debt security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default.

If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units, if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to such issue of debt securities and such foreign currency or currency units will be set forth in the Applicable Prospectus Supplement.

If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of debt securities, material U.S. federal income tax considerations applicable thereto will be described in the Applicable Prospectus Supplement.

Book-Entry Securities

The following description of Book-Entry Securities will apply to any series of debt securities except as otherwise provided in the Applicable Prospectus Supplement.

The debt securities of a series may be issued in the form of one or more Book-Entry Securities that will be deposited with or on behalf of a Depositary, which will be a clearing agent registered under the Exchange Act. Book-Entry Securities will be registered in the name of the Depositary or a nominee of the Depositary, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the Indenture. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a Book-Entry Security may not be transferred or exchanged except as a whole by the

Depositary for such Book-Entry Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary, or except in the circumstances described in the Applicable Prospectus Supplement.

Upon the issuance of any Book-Entry Security, and the deposit of such Book-Entry Security with or on behalf of the Depositary for such Book-Entry Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such Book-Entry Security to the accounts of institutions (“participants”) that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such debt securities or by the Company, if such debt securities are offered and sold directly by the Company. Ownership of beneficial interests in a Book-Entry Security will be limited to participants or persons that may hold interests through participants.

Ownership of beneficial interests in a Book-Entry Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Book-Entry Security or by its nominee. Ownership of beneficial interests in such Book-Entry Security by persons who hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Book-Entry Security.

So long as the Depositary for a Book-Entry Security, or its nominee, is the owner of such Book-Entry Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt security represented by such Book-Entry Security for all purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Book-Entry Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Book-Entry Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such instruction or action, and such participants would authorize beneficial owners owning through such participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

Unless otherwise specified in the Applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the debt securities represented by a Book-Entry Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Book-Entry Security. The Company expects that the Depositary for any debt securities represented by a Book-Entry Security, upon receipt of any payment of principal or interest in respect of such Book-Entry Security, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Book-Entry Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Book-Entry Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in “street name”, and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in any Book-Entry Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

A Book-Entry Security shall be exchangeable for debt securities in certificated registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Book-Entry Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its sole discretion determines that such Book-Entry Security shall be exchangeable for debt securities in certificated registered form or (c) there shall have occurred and be continuing an Event of Default with respect to the debt securities. Any Book-Entry Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for debt securities registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Book-Entry Security.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the holders of any of the debt securities in order (i) to evidence the succession of another entity to the Company and the assumption of the covenants and obligations of the Company under the debt securities and the Indenture by such successor to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred on the Company by the Indenture; (iii) to add additional Events of Default with respect to any series of debt securities; (iv) to add to or change any provisions to such extent as may be necessary to permit or facilitate the issuance of debt securities in bearer form or to facilitate the issuance of Book-Entry Securities; (v) to add to, change or eliminate any provision affecting only debt securities not yet issued; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series; (viii) to evidence and provide for successor Trustees or to add or change any provisions to such extent as may be necessary to provide for or facilitate the appointment of a separate Trustee or Trustees for specific series of debt securities; (ix) to permit payment in respect of debt securities in bearer form in the United States to the extent allowed by law; (x) to cure any ambiguity, to correct or supplement any mistaken or inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that any such action (other than in respect of a mistaken provision) does not adversely affect in any material respect the interests of any holder of debt securities of any series then outstanding.

Modifications and amendments of the Indenture also may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the holders of all debt securities affected thereby, (i) change the Stated Maturity of the principal amount of, or any installment of principal of or interest on, any debt security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on any debt security (including in the case of an Original Issue Discount debt security the amount payable upon acceleration of the maturity thereof ); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any debt security; (iv) impair the right to institute suit for the enforcement of any payment on any debt security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or (v) reduce the percentage in principal amount of Outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

The holders of at least a majority in aggregate principal amount of the Outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Outstanding debt security of such series affected thereby.

Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances

Defeasance and Discharge

The Indenture provides that the terms of any series of debt securities may provide that the Company, at the Company’s option, will be discharged from any and all obligations in respect of the debt securities of such series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such debt securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such discharge will not be deemed, or result in, a taxable event with respect to holders of the debt securities of such series.

Defeasance of Certain Covenants

The Applicable Prospectus Supplement will describe whether the Company will have the option to be released from certain restrictive covenants described therein. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such debt securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes.

In the event the Company exercises this option and the debt securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the debt securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

The Applicable Prospectus Supplement will state if any defeasance provisions will apply to the offered debt securities.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. The Trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of the Outstanding debt securities. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways: (1) through agents, underwriters or dealers; (2) directly to one or more purchasers; or (3) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including the underwriters, dealers, agents or direct purchasers and the place, time of delivery and other terms of the offered securities, in a prospectus supplement.

LEGAL MATTERS

Stoel Rives LLP, Portland, Oregon, will pass upon the validity of the offered securities for us. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K and the effectiveness of Precision Castparts Corp. and its subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. The financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$3,000,000,000

$500,000,000 0.70% Senior Notes Due 2015

$1,000,000,000 1.25% Senior Notes Due 2018

$1,000,000,000 2.50% Senior Notes Due 2023

$500,000,000 3.90% Senior Notes Due 2043

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

Wells Fargo Securities

Mizuho Securities

US Bancorp

Senior Co-Managers

Mitsubishi UFJ Securities

PNC Capital Markets LLC

J.P. Morgan

Co-Managers

Barclays

BNY Mellon Capital Markets, LLC

Scotiabank

December 17, 2012